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                                                                  Exhibit 23.1

                    Consent of KPMG LLP, Independent Auditors

The Board of Directors
Corsair Communications, Inc.:

We consent to incorporation herein by reference of our report dated February 4, 2000, relating to the consolidated balance sheets of Corsair Communications, Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of Corsair Communications, Inc.


/s/ KPMG LLP


Mountain View, California
March 12, 2001